As filed with the Securities and Exchange Commission on August 31, 1998

                      Registration Statement No. 333-37217

                           SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                               -------------------------

                              PRE-EFFECTIVE AMENDMENT NO. 5
                                          TO
                                        FORM S-3
                 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------------

                             WASTE SYSTEMS INTERNATIONAL, INC.
                            (f/k/a BIOSAFE INTERNATIONAL, INC.)
                   (Exact name of Registrant as specified in its charter)

      Delaware                                                    95-4203626
(State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                            Lexington Office Park
                         420 Bedford Street, Suite 300
                              Lexington, MA 02173
                               (781) 862-3000

(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                          -------------------------------

                                  PHILIP W. STRAUSS
                                     President
                         WASTE SYSTEMS INTERNATIONAL, INC.
                             Lexington Office Park
                          420 Bedford Street, Suite 300
                               Lexington, MA 02173
                                 (781) 862-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------

                              With a copy to:

                          THOMAS P. STORER, P.C.
                       GOODWIN, PROCTER & HOAR  LLP
                             Exchange Place
                      Boston, Massachusetts 02109-2881
                             (617) 570-1000
                          ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                          -----------------------------
        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                7,122,569 Shares

                        WASTE SYSTEMS INTERNATIONAL, INC.

                                  Common Stock
                              -------------------

        All of the shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Shares") are being registered for the account of certain stockholders of Waste Systems International, Inc. (f/k/a BioSafe International, Inc.) ("Waste Systems" or the "Company"), or their pledgees, named herein (collectively, the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders." Of the 7,122,569 Shares offered hereby, (i) 610,844 Shares were issued to the certain Selling Stockholders upon the election of such Selling Stockholders to convert their shares of Series A Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"), of the Company into shares of Common Stock (ii) 6,312,272 Shares were issued on August 4, 1998 to certain Selling Stockholders when the Company exercised its right to convert all of the remaining outstanding shares of the Series A Preferred Stock into shares of Common Stock and (iii) 199,453 Shares were issued to certain Selling Stockholders in connection with various transactions. The Company is registering the Shares to fulfill its obligations under a certain Registration Rights Agreement, dated as of June 30, 1997 (the "Registration Rights Agreement"), and under certain other agreements with certain Selling Stockholders. See "Registration Obligations." The registration of the shares of Common Stock offered hereby does not necessarily mean that any shares of Common Stock will be offered or sold by the Selling Stockholders.

        See "Risk Factors" on pages 3 to 6 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.














                 The date of this Prospectus is August 31, 1998

        Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

        The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

        The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

        The Common Stock is traded on The Nasdaq SmallCap Market (the "Nasdaq Market") under the symbol "WSII." On August 27, 1998, the last reported sales price for the Common Stock on the Nasdaq Market was $7.25 per share.

                                RISK FACTORS

        This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The
Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the waste management industry specifically and legislative/regulatory changes (including changes to laws governing the waste management industry). These risks and uncertainties, together with those stated below should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

        Prospective investors should carefully consider the following factors, in addition to other matters set forth or incorporated in this Prospectus, prior to making an investment decision regarding the shares of Common Stock offered hereby.

        History of Losses. During the fiscal years ending December 31, 1997, 1996 and 1995, the Company suffered net losses (including non-recurring charges) of approximately ($5,589,000), ($13,890,000) and ($7,880,000), respectively, on revenues of  $3,458,000,  $1,496,000,  and  $1,344,000,  respectively.  From its inception through June 30, 1998, Waste Systems suffered a net loss of approximately $(31,709,000) on revenues of approximately $11,598,000. Waste Systems had an accumulated operating deficit of $(16,041,000) at June 30, 1998. Prospects for future profitability are heavily dependent upon the success of the Company's acquisition strategy and in its ability to continue to build integrated solid waste management operations. There can be no assurance that Waste Systems will generate sufficient revenue to be profitable or, if profitable, to maintain profitability in future years.

        The Independent Auditors' Report of KPMG Peat Marwick LLP from the Company's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997 states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about the Company's ability to continue as a going concern. In addition to immediate capital needs, the Company must raise substantial additional capital to bring to commercial viability all of its currently planned projects and must achieve a level of revenues adequate to support its cost structure. There can be no assurance about the Company's ability to raise additional capital, achieve an adequate level of revenues or continue as a going concern.

        Uncertain  Ability to Finance  the  Company's  Growth.  The  Company has
limited liquidity in relation to its short-term capital commitments and operating cash requirements. Additionally, Waste Systems will require substantial funds to complete and bring to commercial viability all of its currently planned projects. The Company also anticipates that any future business acquisitions will be financed through cash from operations, borrowings under its bank line of credit, the issuance of its Common Stock or seller financing, or additional equity or debt financings. Therefore, Waste Systems' ability to satisfy its capital commitments and operating requirements are dependent on a number of pending or future financing activities, none of which are assured successful completion. Any failure of the Company to obtain sufficient financing in the short run would have a materially adverse effect on the Company's financial condition and operations.

        Dependence on Management. The Company's future success is highly dependent upon the services of its executive officers, particularly, Philip Strauss, Chairman, Chief Executive Officer and President of the Company, and Robert Rivkin, Executive Vice President--Acquisitions, Chief Financial Officer, Treasurer and Secretary of the Company. The loss of the services of Mr. Strauss or Mr. Rivkin could have a material adverse effect on the Company's business, financial condition and results of operations. Waste Systems does not currently maintain key man insurance on any of its personnel.


        The  Company's   future  success  is  also  highly  dependent  upon  its
continuing ability to identify, hire, train and motivate highly qualified personnel. Waste Systems faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that Waste Systems will be successful in attracting and retaining qualified personnel as required for its projected operations. The inability to attract and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

        Ability to Manage Growth. The Company's objective is to continue to grow by expanding its services in markets where it can be one of the largest and most profitable fully-integrated solid waste management companies. Accordingly, the Company may experience periods of significant rapid growth. Such growth, if it were to occur, could place a significant strain on the Company's management and its operational, financial and other resources. Any failure to expand its operational and financial systems and controls or to recruit appropriate personnel in an efficient manner at a pace consistent with such growth could have a material adverse effect on the Company's business, financial condition and results of operations.

        Ability to Identify, Acquire and Integrate Acquisition Targets. The future success of the Company is highly dependent upon the Company's continued ability to successfully identify, acquire and integrate additional solid waste collection, recycling, transfer and disposal businesses. As competition for acquisition candidates increases within the solid waste management industry, the availability of suitable candidates at terms favorable to the Company decreases. The Company competes for acquisition candidates with larger, more established companies that may have significantly greater capital resources, which can further decrease the availability of suitable acquisition candidates. There can be no assurance that the Company will be able to identify suitable acquisition candidates and, if available, obtain necessary financings at a price or on terms and conditions favorable to the Company, or to successfully integrate the acquisitions with current operations.

        The Company believes that a significant factor in its ability to consummate acquisitions will be the attractiveness of the Company's Common Stock as consideration for potential acquisition targets. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of the Company's equity securities as compared to the equity securities of its competitors. If the market price of the Company's Common Stock were to decline, the Company's acquisition program could be materially adversely affected.

        Competition. The solid waste management industry is highly competitive, very fragmented and requires substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal services, and acquisition targets. The markets the Company competes or is likely to compete in are usually served by one or more of the large national, regional or local solid waste companies who may have accumulated substantial goodwill and/or have greater financial, marketing or technical resources than those available to Waste Systems. The Company also competes with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to the public sector. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for the disposal of solid waste in landfills. Competition for waste collection and disposal business is based on the quality of operation, price and geographical location. From time to time, competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts. There can be no assurance that the Company will be able to successfully bid such contracts or compete with the larger and better capitalized companies.

        Limitations on Landfill Permitting and Expansion. The Company's operations depend on its ability to expand the landfills it owns or operates and develop new landfill sites. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of its landfill. The process of obtaining required permits and approvals to operate and expand landfills and transfer stations has become increasingly difficult and expensive. The process can take several years and involves hearings and compliance with zoning, environmental and other requirements. There can be no assurance that the Company will be successful in obtaining and maintaining required permits. Even when granted, final permits to expand are often not approved until the remaining capacity of the landfill is very low. In the event the Company exhausts its permitted capacity at its landfill, the Company's ability to expand internally will be limited and the Company will be required to cap and close the landfill. In addition, the Company could be forced to dispose of its waste at landfills operated by its competitors. The additional costs could have a material adverse effect on the Company's business.


        Geographic Concentration of Operations. The Company has established integrated solid waste management operations in Vermont and central Pennsylvania, and is developing integrated solid waste management operations in Massachusetts. Since the Company's current primary source of revenues will be concentrated in these geographic locations, the Company's business, financial condition and results of operations could be materially affected by, without limitation, the following: (i) downturns in the local economy, (ii) severely harsh weather conditions and (iii) state regulations. Additionally, the growing competition within the local economies for waste streams may make it increasingly difficult to expand within these regions. There can be no assurance that the Company will be able to continue to increase the waste stream to its landfills or be able to expand its geographic markets to lessen the effects of adverse events that may occur in these regions.

        Seasonality. The Company's revenues and results of operations tend to vary seasonally. The winter months of the fourth and first quarters of the calendar year tend to yield lower revenues than those experienced in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include, without limitation: (i) harsh winter weather conditions can interfere with collection and transportation, (ii) construction and demolition activities which generate landfill waste are primarily performed in the warmer seasons and (iii) the volume of waste in the region is generally higher in warmer months. The Company believes that the seasonality of the revenue stream will not have a material adverse effect on the Company's business, financial condition and results of operations on an annualized basis.

        Environmental and Government Regulations. The Company and its customers operate in a highly regulated environment, and in general the Company's landfill projects will be required to have federal, state and/or local government permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, Waste Systems or its customers may be required to obtain additional operating permits or approvals. There can be no assurance that Waste Systems will meet all of the applicable regulatory requirements. Any delay in obtaining required permits or approvals will tend to cause delays in the Company's ability to obtain bond or other project financing, resulting in increases in the Company's need to invest working capital in projects prior to obtaining more permanent financing, and will also tend to reduce project returns by deferring the receipt of project revenues. In the event that the Company is required to cancel any planned project as a result of the inability to obtain required permits or other regulatory impediments, the Company may lose any investment it has made in the project up to that point, and the cancellation of any landfill projects may have a materially adverse effect on the Company's financial condition and results of operations.

        Potential Environmental Liability and Adverse Effect of Environmental Regulation. Waste Systems' business exposes it to the risk that it will be held liable if harmful substances escape into the environment and cause damages or injuries as a result of its operating activities. Moreover, federal, state and local environmental legislation and regulations require substantial expenditures and impose significant liabilities for noncompliance.

        Potential  Adverse  Community   Relations.   The  potential  exists  for
unexpected delays, costs and litigation resulting from community resistance and concerns relating to specific projects in various communities.

        Performance or Surety Bonds and Letters of Credit. The Company may be required to post a performance bond, surety bond or letter of credit to ensure proper closure and post-closure monitoring and maintenance at its landfills and transfer stations. Failure to obtain performance bonds, surety bonds or letters of credit in sufficient amounts or at acceptable rates may have a material adverse effect on the Company's business, financial condition and results of operations.

        Limits on Insurance. The Company has obtained environmental impairment liability insurance covering claims for the sudden or gradual onset of environmental damage. If the Company were to incur a liability for environmental damage in excess of its insurance limits, its financial condition could be adversely affected. The Company carries a comprehensive general liability insurance policy which management considers adequate at this time to protect its assets and operations from other risks.

        Adequacy of Accruals for Closure and Post-Closure Costs. The Company has material financial obligations relating to closure and post-closure costs of its existing landfills and any landfill it may purchase or operate in the future. The Company estimates and accrues closure and post-closure costs based on engineering estimates of airspace usage and remaining airspace capacity. There can be no assurances that the Company's financial obligations for closure and post-closure costs will not exceed the amount accrued, and that this may have a material adverse effect on the Company's business, financial condition and results of operations.

        Capital Expenditures. The Company capitalizes, in accordance with generally accepted accounting principles, certain expenditures and advances relating to acquisitions, pending acquisitions and landfill projects. The Company's policy is to expense in the current period all unamortized capital expenditures and advances relating to any operation that is permanently shut down or any acquisition that will not be consummated and any landfill project that is terminated. Thus, the Company may be required to incur a charge against earnings in future periods that could have a material adverse effect on the Company's business, financial conditions and results of operations.

        Dilution of Existing Stockholders. As of August 24, 1998, there were 11,255,290 shares of the Company's Common Stock issued and outstanding. As of the same date, the Company had outstanding stock options exercisable for 412,604 shares of the Company's Common Stock and subordinated notes convertible into 6,000,000 shares of the Company's Common Stock. The exercise and/or conversion of such stock options and subordinated notes would dilute the net tangible book value per share of the Company's Common Stock.

                                     THE COMPANY

General

        Waste Systems is a regional integrated non-hazardous solid waste management company that provides solid waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers.

        The Company currently owns and operates solid waste landfills in Moretown, Vermont and Hopewell, Pennsylvania and three transfer stations and collection facilities, which function as an integrated solid waste operation, serving over 25,000 commercial, industrial, residential and municipal customers in Vermont and central Pennsylvania.

        Waste Systems' objective is to expand the current geographic scope of its operations primarily within the Northeast and Mid-Atlantic regions of the United States and to become one of the leading providers of non-hazardous solid waste management in each market that it serves. The Company's primary growth strategy is to acquire landfills in or near urban metropolitan areas and to secure dedicated waste streams for such landfills through the acquisition and development of collection operations and transfer stations. The internalization of waste is a major component of the Company's strategy. The Company believes that significant opportunities exist to expand its operations in each of its current and targeted markets.

        The Company's principal executive offices are located at Lexington Office Park, 420 Bedford Street, Suite 300, Lexington, MA 02173; its telephone number is (781) 862-3000. The Company was incorporated in Nevada in 1989 as Zoe Capital Corp. and had no operations until March 29, 1995. On that date, the Company acquired BioSafe, Inc., a Delaware corporation, through a merger with a subsidiary of the Company, and changed its name to "BioSafe International, Inc." In October 1997, the Company was reincorporated as "Waste Systems International, Inc." under the laws of the State of Delaware, pursuant to a reincorporation merger.

The Series A Preferred Stock Offering

        On June 30, 1997, the Company closed a Regulation "D" private placement of Series "A" Convertible Preferred Stock which raised net proceeds of approximately $9.2 million. As part of the private placement, and included in the $9.2 million, the Company converted approximately $570,000 in bank debt into Series A Preferred Stock and acquired the minority interest in its Vermont operations for $850,000 of Series A Preferred Stock. On August 3, 1998, the Company exercised its right to convert all of the remaining outstanding shares of the Series A Preferred Stock into shares of Common Stock

Recent Developments

        Going Concern Qualification. The Independent Auditor's Report of KPMG Peat Marwick LLP from the Company's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1997 and 1996 states that "the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure, which raises substantial doubt about the Company's ability to continue as a going concern." The factors causing the going concern opinion were the Company's accumulated operating deficit, its working capital deficit and its need to raise substantial additional capital to satisfy existing and pending commitments. Waste Systems had an accumulated operating deficit at December 31, 1996 and 1997 of approximately $23.2 million and $28.8 million, respectively, on operating revenues of approximately $2.8 million and $6.3 million, respectively. In addition, the Company had a working capital deficit of $4.5 million and working capital of approximately $1.5 million and cash balances of $265,000 and $2,965,000 at December 31, 1996 and 1997, respectively. To respond to the operating and financial issues, the Company took action in 1996 to conserve cash and working capital, which included the restructuring of the Company's operations to focus its resources and activities on the development of a solid waste management operation.


        In 1997 and 1998, the Company took and has taken further measures to address its ability to continue as a going concern, including the continued implementation of its 1996 restructuring. In addition, the Company raised approximately $9.7 million of capital in June of 1997 and, on May 13, 1998, the Company closed on an offering of $60.0 million in subordinated notes which resulted in net proceed to the Company of approximately $58.3 million. Although the Company is generating revenues and cash flows from its Vermont and Pennsylvania operations, substantial additional financing will be necessary to satisfy existing and pending commitments. The Company's alternatives in this regard include the issuance of additional equity or long-term debt. The Company believes that, through a combination of internally generated funds and future financings, it will be able to satisfy its anticipated working capital requirements for at least the next twelve months. The Company is engaged in discussions with various parties and believes it will be successful in obtaining additional capital. However, no assurance can be given that the Company will be able to obtain necessary financing, and the failure to raise additional capital could have a material adverse effect on the Company's financial condition and operations.

        Acquisitions. The Company currently has two landfill projects at different stages of development. In June 1998, Waste Systems signed a definitive agreement to acquire the Mosteller Landfill a 513-acre solid waste landfill in Somerset County, Pennsylvania. This transaction is expected to close by the end of August 1998.

        Additionally, the Company has entered into a contract to operate and remodel an existing 30-acre municipal landfill in South Hadley, Massachusetts. On March 16, 1998, the Company filed its draft environmental impact report with the Massachusetts Department of Environmental Protection and anticipates receiving all of its permits during the third or fourth quarter of 1998 which would allow Waste Systems to begin accepting solid waste at the first 6-acre lined cell by the first or second quarter of 1999. The South Hadley landfill project is currently expected to have approximately 2 million cubic yards of new capacity for future disposal.

        During the first six months of 1998, the Company acquired 10 collection companies and a transfer station in the State of Vermont and four collection companies in Pennsylvania. These acquired companies generated combined revenues of approximately $16 million in fiscal 1997.

        The Company currently is, and at any given time will be involved in potential acquisitions that are in various stages of negotiation and consummation (ranging from initial discussions to the execution of definitive agreements), some of which may be material. No assurance can be given that the Company will be able to complete any such acquisitions.


                            REGISTRATION OBLIGATIONS

        The registration of the shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part will discharge certain of the Company's obligations under the terms of the Registration Rights Agreement with certain Selling Stockholders and under certain other agreements with certain Selling Stockholders.

        Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of effecting the registration of such shares of Common Stock (other than brokerage and underwriting commissions). The Company also has agreed to indemnify each Selling Stockholder under the Registration Rights Agreement and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against all losses, claims, damages and expenses arising under the securities laws or otherwise in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, subject to certain limitations. In addition, the Selling Stockholders under the Registration Rights Agreement agreed to indemnify the Company and its directors, officers and any person who controls the Company against any losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, but only to the extent such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto.



                              SELLING STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder, the number of Shares registered hereby, and the number and percentage of shares of Common Stock held by each Selling Stockholder before the Offering and, assuming the sale of all registered Shares, after the Offering. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby. The amounts set forth are to the best of the Company's knowledge.

                                           Shares  Beneficially           Shares to be
                                              Owned Prior to             Registered and     Shares Beneficially
                                                       Offering                           Sold in    Owned After Offering
          Beneficial Owner                  Number(1)   Percent(2)          Offering        Number(1)   Percent(2)

Nomura International Trust Co...........     106,667       *                106,667         0               0
IFTCO...................................     213,333        1.2%            213,333         0               0
Herb Stein..............................      80,000       *                 80,000         0               0
Richard Brothers........................     304,426        1.7%            304,426         0               0
FDIC-for Boston Trade Bank in liquidation                497,777               2.8%       497,777       0
0
Fritas AS...............................     213,333        1.2%            213,333         0               0
Simone Haggiag..........................      17,777       *                 17,777         0               0
Banca Del Gottardo......................     264,462        1.5%            264,462         0               0
J&C Resources Limited...................     355,555        2.0%            355,555         0               0
B III Capital Partners, L.P.............   3,567,406       20.2%          3,555,555    11,851               *
James McCarthy Jr.......................       1,280       *                  1,280         0               0
First Dunbar Associates, Inc............      11,520       *                 11,520         0               0
First Dunbar Securities Corp............       8,533       *                  8,533         0               0
Richard Banakus.........................      71,111       *                 71,111         0               0
Cass & Co. - Magnum U.S. Equity Fund....      71,111       *                 71,111         0               0
Cass & Co. - Magnum Tech Fund...........      17,777       *                 17,777         0               0
Cass & Co. - Magnum Turbo Growth Fund...      35,555       *                 35,555         0               0
Cass & Co. - Magnum Opportunity Fund....      17,777       *                 17,777         0               0
Cass & Co. - Magnum Capital Growth Fund.      71,111       *                 71,111         0               0
Rosebud Capital Growth Fund.............      71,111       *                 71,111         0               0
Stanley Hollander c/o Cohen & Co........      17,777       *                 17,777         0               0
Robert Rivkin...........................     198,670       1.1%              17,780       180,890        1.0%
Philip W. Strauss.......................     198,495       1.1%              17,780       180,715        1.0%
Joseph Motzkin..........................      28,230       *                 17,780        10,450           *
Bostar A/S..............................      87,736                       *    3,413      84,323           *
Egger and Compan/Union Banque...........      32,209       *                  3,840        28,369           *
Nelson Partners.........................       2,986       *                  2,986         0               0
Olympus Securities, Ltd.................         213       *                    213         0               0
Demachy Worms & Co. International Ltd...       6,826       *                  6,826         0               0
Lars E. Bernsten........................         426       *                    426         0               0
Birger Dalen............................         213       *                    213         0               0
Svein Ekjord............................       3,213       *                    213         3,000           *
Per Flring..............................       1,280       *                  1,280         0               0
Nicolai M. Gram.........................      25,888       *                  1,280        24,608           *
Nils Otto Holmen........................       1,066       *                  1,066         0               0
Harold Norman...........................         853       *                    853         0               0
Ellen Jaer Obargaard....................         213       *                    213         0               0
Peter Spiten............................         213       *                    213         0               0
Svein Erik Stiansen.....................       5,213       *                    213         5,000           *

                                        9



Ellen og Lars H. Thorklldsen............       1,013       *                    213         800             *

Bjorn Tueter............................       2,213       *                    213         2,000           *
Roton and Co............................      62,791       *                 62,791         0               0
Skips A/S `Lodd'........................      14,222       *                 14,222         0               0
Barnfield Limited.......................      44,000       *                 44,000         0               0
Heritage Finance & Trust Company........      24,000       *                 24,000         0               0
Banque Privee Edmond de Rothschild S.A..      48,000       *                 40,000         8,000           *
Comptoir Prive de Gestion S.A...........      14,000       *                 14,000         0               0
Arbinter Omnivalor S.A..................      50,000       *                 50,000         0               0
The Prudential Insurance Company........     591,611        3.6%            513,351        78,260           *
The Paine Webber High Income Fund.......     544,421        3.1%            106,667       437,754        2.5%
Harvey Tauman...........................      21,333       *                 21,333         0               0
Egger and Company.......................      80,213       *                 80,213         0               0
Rich Golub..............................      20,480       *                 20,480         0               0
Corner Bank.............................      32,384       *                 32,284         0               0
Carl Bailin.............................      19,666       *                 18,666         1,000           *
TOTAL...................................   8,179,589       46.4%          7,122,569     1,057,020        6.0%
----------------

*       Less than 1%

(1) Except as indicated in the other footnotes to this table or as described below with respect to the relationships of the Selling Stockholders in the Company, based on information provided by such persons and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 17,667,894 shares of common share equivalents outstanding on August 24, 1998, consisting of 11,255,290 shares of issued and outstanding Common Stock, 412,604 shares of Common Stock issuable upon the exercise of stock options that may be exercised within 60 days of August 24, 1998 and 6,000,000 shares of Common Stock issuable upon the conversion of outstanding subordinated notes. Shares of Common Stock that may be issued upon the exercise of stock options that are exercisable within 60 days of August 24, 1998 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

The relationships of the Selling Stockholders to the Company are as follows:

Name                                        Relationship

Philip W. Strauss           Chairman of the Board of Directors, Chief Executive
                            Officer and  President.

Robert Rivkin               Director, Chief Financial Officer, Executive Vice
                            President--Acquisitions, Treasurer and Secretary.

Joseph E. Motzkin           Vice President.

B III Capital Partners, L.P.  DDJ Capital  Management,  LLC ("DDJ") serves as the investment manager to B III Capital Partners, L.P. ("B III") and an affiliate of DDJ acts as the general partner of B III. Two Directors of Waste Systems, Judy K. Mencher and David J. Breazzano, are managing members of DDJ.

International Capital
Growth Limited             A Director of Waste Systems,  Jay J. Matulich,  is a
                           managing  director of International Capital Growth
                           Limited.


                             PLAN OF DISTRIBUTION

        The Shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders listed above, or by pledgees, donees, transferees or other successors in interest. The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the Nasdaq Market on terms to be determined at the time of such sales. The Shares of Common Stock may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) private sales directly or through a broker or brokers; and (e) to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.


        To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

        The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        In the event of a "distribution" of the shares, the Selling Stockholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Common Stock in connection with this Offering.

        The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


                                  AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 West Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq Market, and the aforementioned materials may also be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. For further information with respect to the Company and the shares of Common Stock being offered by this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed fees at the offices of the Commission set forth above.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Annual Report on Form 10-K/A, as further amended by the Company's Annual Report on Form 10-K/A (Amendment No. 2); (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, as amended by the Company's Quarterly Report on Form 10-Q/A; (iv) the Company's Current Report on Form 8-K, as filed with the Commission on May 27, 1998; (v) the Company's Current Report on Form 8-K, as filed with the Commission on June 5, 1998, as amended by the Company's Current Report on Form 8-K/A, as filed with the Commission on June 12, 1998, as further amended by the Company's Current Report on Form 8-K/A (Amendment No. 2), as filed with the Commission on August 4, 1998, as further amended by the Company's Current Report on Form 8-K/A (Amendment No.
3), as filed with the Commission on August 28, 1998 ; (vi) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on April 28, 1995 under Section 12 of the Exchange Act; and (vii) the description of the Company's Series A, Series C, Series D, Series E and Placement Agent Warrants contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on June 26, 1995 under Section 12 of the Exchange Act.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

        The Company will provide, without charge, to each person, including any owner of Common Stock, to whom a copy of this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Robert Rivkin, Chief Financial Officer, Waste Systems International, Inc., Lexington Office Park, 420 Bedford Street, Suite 300, Lexington, MA 02173, telephone (781) 862-3000.


                          LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company and the Selling Stockholders by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                 EXPERTS

        The consolidated financial statements of Waste Systems International, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements is incorporated by reference herein and contains an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements of Waste Systems International, Inc., incorporated by reference herein, do not include any adjustments that might result from the outcome of that uncertainty.
                              13

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.




                   TABLE OF CONTENTS

                                                 Page

Risk Factors...................................    3

The Company....................................    7

Registration Obligations.......................    8

Selling Stockholders...........................    9

Plan of Distribution...........................   10

Available Information..........................   11

Incorporation of Certain Documents
by Reference...................................   12

Legal Matters..................................   13

Experts........................................   13







                   7,122,569 Shares



                    WASTE SYSTEMS
                  INTERNATIONAL, INC.


                     Common Stock





                      PROSPECTUS














                     August 31, 1998

                        PART II.


            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

        Securities and Exchange Commission filing fee.............   $    8,091
        Legal fees and expenses...................................        7,500
        Accounting fees and expenses..............................        2,000
        Blue sky fees and expenses................................        5,000
        Miscellaneous.............................................   $    5,000
                                                                     $   27,591

Item 15.  Indemnification of Directors and Officers.

        The Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefits plans) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding, to the extent that that person (i) acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (including with respect to any employee benefit plan actions in good faith and in a manner reasonably believed to be in the interests of the beneficiaries of that employee benefit plan), and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful.

        The DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above (that is, a derivative action or suit) against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of such an action or suit if that person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and to the extent that the Court of Chancery or the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The DGCL further provides that (i) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in any such action, suit or proceeding, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by that person in connection with that claim, issue or matter, (ii) indemnification provided for by the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iii) a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of a corporation against any liability asserted against that person or incurred by that person in any such capacity or arising out of that person's status as such whether or not the corporation would have the power to indemnify against such liabilities under the DGCL.


        The DGCL also provides that determinations with respect to indemnification shall be made (i) by the board of directors of a corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (ii) by independent legal counsel in a written opinion in cases where a quorum is not obtainable, or, even if obtainable when a quorum of disinterested directors so directs, or (iii) by the stockholders of the corporation.

        The DGCL contains express limitations on the ability to limit or eliminate liability to a corporation or its stockholders. Under these limitations, a director remains potentially liable for monetary damages to the corporation or the stockholders for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an improper payment of a dividend or an improper repurchase of the corporation's stock and (iv) any transaction from which a director derives an improper personal benefit.

        Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Article X of the Charter provides that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make such payments. The Company shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Company.

        Pursuant to the Company's Bylaws, each officer and non-officer employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader rights than said law permitted the Company to provide prior to such amendment), against any and all expenses incurred by such officer or non-officer employee in connection with any proceeding in which such officer or non-officer employee is involved as a result of serving or having served (a) as an officer or employee of the Company, (b) as a director, officer or employee of any subsidiary of the Company, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of the Company, including service with respect to employee or other benefit plans, and shall continue as to an officer or non-officer employee after he or she has ceased to be an officer or non-officer employee and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that the Company shall indemnify any such officer or non-officer employee seeking indemnification in connection with a proceeding initiated by such officer or non-officer employee only if such proceeding was authorized by the Board of Directors of the Company; and further provided that no indemnification shall be provided to an officer or to a non-officer employee with respect to a matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith and in a manner her or she reasonably believed to be in, and not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had not reasonable cause to believe his or her conduct was unlawful. In the event that a proceeding is compromised or settled prior to final adjudication so as to impose any liability or obligation upon an officer or non-officer employee, no indemnification shall be provided to said officer or non-officer employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The determination contemplated by the preceding sentence shall be made by (i) a majority vote of those Directors who are not involved in such proceeding (the "Disinterested Directors"); (ii) by the stockholders; or (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if more than half of the Directors are not Disinterested Directors, the determination shall be made by (i) a majority vote of a committee of one or more Disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by the stockholders; or (iii) by independent legal counsel chosen by the Board of Directors in a written opinion.


        The Company has entered into an indemnification agreement with one of its directors, William B. Philipbar. The indemnification agreement requires, among other things, that the Company indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, the Company must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.          Exhibits

        4.1 Superseded Articles of Incorporation of the Registrant(Nevada) (previously filed as an exhibit to Registrant's Registration
                  Statement on Form S-1, No. 33-93966).

        4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No.
                  33-93966) .

        4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware) (Previously Filed).

        4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

        4.5       Bylaws of the Registrant (Delaware) (Previously Filed).

        5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the Common Stock being registered.

        23.1      Consent of KPMG Peat Marwick LLP, Independent Accountants.

        23.2      Consent of Goodwin, Procter & Hoar llp (included in Exhibit
                  5.1 hereto).

        23.3      Consent of KPMG Peat Marwick LLP, Independent Accountants


        24.1      Power of Attorney (Previously Filed).


Item 17. Undertakings

        (a)    The undersigned Registrant hereby undertakes:

               (1)    To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration
                             Fee" table in the effective Registration Statement ; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on August 31, 1998.

                                         WASTE SYSTEMS INTERNATIONAL, INC.

                                    By:   /s/ Philip W. Strauss
                                              ----------------
                                              Philip W. Strauss
                                              President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

  Signature                Title                                    Date


/s/ Philip W. Strauss
    -----------------  President, Chief Executive Officer and    August 31, 1998
    Philip W. Strauss  Director (Principal Executive Officer)


/s/ Robert Rivkin      Executive Vice President, Chief Financial August 31, 1998
    Robert Rivkin      Officer and Director (Principal Financial
                         Officer and Accounting Officer)


    *                        Director                           August 31,  1998
David Breazzano


    *                        Director                            August 31, 1998
Charles Johnston


    *                        Director                            August 31, 1998
Jay Matulich


   *                         Director                            August 31, 1998
Judy Mencher


  *                          Director                            August 31, 1998
William B. Philipbar


*By:      /s/ Philip W. Strauss
              ----------------
              Philip W. Strauss
              Attorney-in-Fact

                                                  Index of Exhibits

4.1 Superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966).

4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966) .

4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware) (Previously Filed).

4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

4.5      Bylaws of the Registrant (Delaware) (Previously Filed).

5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the Common Stock being registered.

23.1     Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

23.2     Consent of Goodwin, Procter & Hoar llp (included in Exhibit 5.1 hereto)

23.3     Consent of KPMG Peat Marwick LLP, Independent Accountants

24.1     Power of Attorney (Previously Filed).

Exhibit 5.1


                                                   August 31, 1998

Waste Systems International, Inc.
Lexington Office Park
420 Bedford Street, Suite 300
Lexington, MA 02173

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is rendered to you in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-37217) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale, from time to time, by certain selling stockholders of Waste Systems International, Inc. (the "Company") of up to 7,122,569 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock").

        We have acted as counsel to the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined the Certificate of Incorporation and Bylaws, as amended and restated, of the Company; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement and all exhibits thereto; and such other documents as we have deemed necessary to enable us to render this opinion.

        In rendering the opinions expressed herein, we assume that all steps necessary to comply with the registration requirements of the Securities Act and with applicable requirements of state law regulating the sale of securities will be duly taken.

        Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been authorized for issuance and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement and the Prospectuses contained therein.

                                           Very truly yours,

                                           /s/ Goodwin, Procter & Hoar llp

                                           GOODWIN, PROCTER & HOAR LLP

          Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Waste Systems International, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 26, 1998 includes an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.




                                                         KPMG Peat Marwick LLP

Boston, Massachusetts
August 31, 1998

              Exhibit 23.3


                       Independent Auditors' Consent


Board of Directors
Eagle Recycling, Inc. and Subsidiary:

We consent to the inclusion of our report dated June 5, 1998 with respect to the consolidated balance sheets of Eagle Recycling, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income and retained earnings, and cash flows for the years then ended, which report appears in the Form 8-K of Waste Systems International, Inc. dated May 22, 1998.


                                                         KPMG Peat Marwick LLP




Harrisburg, Pennsylvania
August 31, 1998